Exhibit 23.2

Consent of Independent Auditor

Novan, Inc.
Durham, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-233632), Form S-3 (No. 333-262865) and Form S-8 (No. 333-213854, No. 333-219913, No. 333-233630, No. 333-233631, and No. 333-258743) of Novan, Inc. of our reports dated March 2, 2022 and March 3, 2022, relating to the financial statements of EPI Health, LLC, as of and for the years ended September 30, 2021 and 2020, and as of and for the three months ended December 31, 2021 and 2020, respectively, incorporated by reference in this Annual Report on Form 10-K of Novan, Inc.

/s/ Elliott Davis, LLC
Charleston, South Carolina
March 30, 2023